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                                                                    EXHIBIT 99.1

August 23, 2004



Michael A. Bless
Scenic Road, 6 S.E. Ocean
Carmel, CA  93921

Dear Michael,

On behalf of Paul Tufano and Maxtor Corporation I am pleased to offer you the regular full-time position of Executive Vice-president, Finance & Chief Financial Officer. Your monthly salary will be $33,333.34. You will participate in the 2004 Incentive Plan with an anticipated participation level of 60% of your base salary, subject to the terms and conditions of the Plan.

We will recommend to the Board of Directors that you be granted an option to purchase 200,000 shares and 35,000 Restricted Stock Units of Maxtor Corporation Common Stock. This recommendation will be reviewed and voted upon by the Board of Directors at an upcoming meeting after you join the Company. Your eligibility to purchase shares of the Company will be governed by Maxtor's Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of both programs after the approval.

Maxtor provides its employees with competitive benefits, including medical, dental, life and long-term disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, four weeks paid personal time-off and ten paid holidays annually. As an executive, you will be eligible for an annual executive health physical exam, car allowance of $700.00 a month, participation in a deferred compensation plan and you will be provided with an allowance up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.

In addition, Maxtor will extend to you a $7800 per month temporary mortgage allowance to offset any months for which you are carrying two mortgages. This allowance is limited to 6 months. In the event you voluntarily terminate your employment with Maxtor in the first 24 months, you will be required to reimburse Maxtor for full amount of the allowance paid prorated by number of months employed at Maxtor divided by 24.

I have enclosed a copy of the Maxtor Employee Agreement Regarding
Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document during your new employee orientation process.

You will be asked to sign the Executive Retention and Severance Plan consistent with your position as CFO.

This offer of employment is contingent upon your agreeing to, and passing a drug screening analysis.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on the Company's operating conditions. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

Michael, I look forward to having you as a member of Maxtor's team and am confident that you will make significant contributions to the Company's success. If you accept this offer, please sign the response portion of this letter (as well as any attachments).
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IN COMPLIANCE WITH FEDERAL IMMIGRATION LAW, YOU WILL BE REQUIRED TO PROVIDE
DOCUMENTARY EVIDENCE OF YOUR IDENTITY AND ELIGIBILITY FOR EMPLOYMENT IN THE UNITED STATES WITHIN THREE (3) BUSINESS DAYS OF YOUR DATE OF HIRE.

Sincerely,


/s/ John Viera
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John Viera
Senior Vice-president, Human Resources





Accepted: /s/ Michael A. Bless                   Date: 8/23/04
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I hereby accept the foregoing offer of employment, commencing 23 August 2004. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter.